Amendment No. 1 to Employment Agreement

This Amendment No. 1 (“Amendment”) to that certain Employment Agreement dated June 28, 2017 (“Employment Agreement”) by and between Reed’s Inc., a Delaware corporation (the “Company”) and Valentin Stalowir (the “Executive”) is made and effective as of September 29, 2019. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Employment Agreement.

WHEREAS, Executive has resigned from the offices of Chief Executive Officer and President of the Company and from the position of director serving on the board of directors of the Company;

WHEREAS, the parties are negotiating a separation agreement to modify the remuneration provisions of Section 7 of the Employment Agreement, in good faith and for the mutual benefit of the parties (“Separation Agreement”);

WHEREAS, Executive has agreed to continue as an employee of the Company through the earlier of (i) the effective date of the Separation Agreement, and (ii) October 31, 2019 (“Separation Date”) in order assist with the transition of his duties to the newly appointed Chief Executive Officer;

WHEREAS, that certain Restricted Stock award comprised of 392,000 shares of common stock of the Company (“Award”) granted to Executive by the Company pursuant to the Employment Agreement is scheduled to vest on September 30, 2019;

WHEREAS, Executive is the holder of certain incentive stock option awards (“ISOs”) granted to Executive pursuant to the Employment Agreement under the Company’s 2017 Incentive Compensation Plan;

WHEREAS, as of the Separation Date 461,504 of the ISOs will have vested and certain of the additional ISOs will vest pursuant to an acceleration clause in the Employment Agreement (“Vested ISOs”);

WHEREAS, the parties desire to extend the vesting date of the Award and the provisions of the Employment Agreement in its entirety through the Separation Date; and

WHEREAS, the parties desire that the Vested ISOs be treated as nonqualified stock options as of Separation Date, exercisable through the expiration date of the applicable Vested ISO.

NOW THEREFORE, the parties agree as follows:

1. Executive will continue as an employee of the Company through the Separation Date in order to assist with the transition of his duties to the newly appointed Chief Executive Officer.

2. The vesting date of the Award is, and, notwithstanding Executive’s resignation, the terms of the Employment Agreement in their entirety are, extended to the Separation Date.

3. The Vested ISOs will automatically and without further action on the part of either party convert into nonqualified stock options as of Separation Date, exercisable through the expiration date of the applicable Vested ISO.

4. All the terms of this Employment Agreement not specifically changed by this Amendment will remain in full force and effect through the Separation Date.

5. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY

REED’S, INC.,
a Delaware corporation

By:	/s/ Iris Snyder
Name:	Iris Snyder
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Valentin Stalowir
Name:	Valentin Stalowir